EXHIBIT 99.1

Pure Cycle Corporation Announces

First Quarter Fiscal 2007 Financial Results

Thornton, Colorado – January 15, 2007 – Pure Cycle Corporation (the “Company”) (NASDAQ Capital Market: PCYO) announced today it posted a net loss of approximately $455,000 ($.02 per share) on revenues of approximately $63,700 for the quarter ended November 30, 2006. This compares to a net loss of approximately $205,100 ($.01 per share) on revenues of approximately $65,600 for the quarter ended November 30, 2005. The increased loss is mainly attributable to higher depreciation charges  (approximately $76,000) and water assessment fees (approximately $75,000) relating to the water rights and other assets acquired in the Arkansas River valley on August 31, 2006.

The Company also announced that based on discussions with the Securities and Exchange Commission (the “Commission”) on January 11, 2007, the Company will be restating its 2006 Annual Report on Form 10-K to correct an error in the balance sheet. The Company will remove the Contingent obligations payable upon default of HP A&M liability account and the related contra-equity receivable from HP A&M account. The Company requested concurrence from the Commission on its purchase accounting entries related to its purchase of Arkansas River water rights and related properties and based on this request the Commission determined that the promissory notes maintained by the sellers did not constitute an indirect guarantee of debt pursuant to US accounting rules. The Company and the Commission continue to review other purchase accounting issues related to the Company’s acquisition of Arkansas River water rights and properties. The Company will amend its 2006 Annual Report on Form 10-K as soon as practicable. Such amendments will only relate to the accounting for the asset acquisition and will not impact the Company’s statements of operations or cash flows. This restatement has no impact on the Company’s reported net loss or net loss per share for 2006 or the three months ended November 30, 2006. Financial highlights presented below.

The Company will host a conference call to discuss the results at its Annual Stockholders’ Meeting on Tuesday January 16, 2007 at 2 pm Mountain. The call will be hosted by the Company’s President, Mark W. Harding. Details below.

Additional information regarding the Annual Stockholders’ Meeting is included in the Company’s Proxy Statement filed with the Securities and Exchange Commission on or about December 19, 2006.

FINANCIAL HIGHLIGHTS

Unaudited Results of Operations

	Three months ended November 30,
	June 28, 1905	2005
Total revenues	$63,700	$65,600
Total cost of revenues	(41,400)	(18,800)
Gross margin	22,300	46,800

Total operating expenses	(522,900)	(291,200)
Other income (expense)	45,600	39,300
Net loss	$(455,000)	$(205,100)
Weighted average shares outstanding (basic and diluted)	18,353,443	14,371,263
Loss per share	$(0.02)	$(0.01)

Financial Position Data

	November 30, 2006	August 31, 2006
	(unaudited)	(restated)
Current assets	$2,764,500	$3,121,400
Total assets	$128,783,400	$129,301,800

Current liabilities	$272,100	$380,100
Total liabilities*	$74,488,200	$74,637,000

Total stockholders’ equity*	$54,295,200	$54,664,700

*       The August 31, 2006 amounts have been restated as described above.

CALL INFORMATION

What:	First quarter fiscal 2007 earnings call on Annual Stockholders’ Meeting
When:	January 16, 2007 at 2:00 pm Mountain
To listen:	Click on the link posted on the Company’s website:
www.purecyclewater.com
Log-on 5 minutes early in case downloads are required.
To Participate:	To participate in the call dial toll free: (877) 407-9210

REPLAY INFORMATION

The call will be available for replay until 9:59 p.m. on January 23, 2007:

Toll free:	(877) 660-6853
Playback account number:	286
Playback conference ID:	227224

A replay will be available on the Company’s Website through March 31, 2007.

For questions, please contact Investor Relations at info@purecyclewater.com.

Company Information

Pure Cycle owns water assets in the Denver, Colorado metropolitan area and on the western slope of Colorado.  Pure Cycle provides water and wastewater services to customers located in the Denver metropolitan area including the design, construction, operation and maintenance of water and wastewater systems.

Additional information including our recent press releases and fiscal year ended August 31, 2005 Annual Report are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, at 303-292-3456.